Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of bluebird bio, Inc. of our report dated March 21, 2013 (June 3, 2013 for Note 16 (B)), relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2011, which appears in the Registration Statement (No. 333-188605) on Form S-1 of bluebird bio, Inc.

/s/ McGladrey LLP

Boston, Massachusetts

June 21, 2013